FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5167	James Anderson, 312-822-7757
Sarah Pang, 312-822-6394	Derek G. Smith, 312-822-6612
Robert Tardella, 312-822-4387
CNA FINANCIAL ANNOUNCES FIRST QUARTER 2015 RESULTS

•	NET OPERATING INCOME OF $225 MILLION; $0.83 PER SHARE

•	OPERATING RETURN ON EQUITY OF 7.4%

•	P&C COMBINED RATIO EXCLUDING CATASTROPHES AND DEVELOPMENT OF 96.7%

•	BOOK VALUE PER SHARE EXCLUDING AOCI OF $44.47

•	QUARTERLY DIVIDEND OF $0.25 PER SHARE
CHICAGO, May 4, 2015 --- CNA Financial Corporation (NYSE: CNA) today announced first quarter 2015 net operating income of $225 million, or $0.83 per share, and net income of $233 million, or $0.86 per share. Property & Casualty Operations combined ratio for the first quarter was 98.9%, or 96.7% excluding catastrophes and development.
CNA Financial also declared a quarterly dividend of $0.25 per share, payable June 3, 2015 to stockholders of record on May 18, 2015.

	Results for the Three Months Ended March 31
($ millions, except per share data)	2015	2014
Net operating income (a)	$225	$190
Net realized investment gains	8	30
Loss from discontinued operations, net of tax	—	(207)
Net income	$233	$13

Net operating income per diluted share	$0.83	$0.70
Net income per diluted share	0.86	0.05

	March 31, 2015	December 31, 2014
Book value per share	$46.02	$47.39
Book value per share excluding AOCI	44.47	45.91

(a)
Management utilizes the net operating income financial measure to monitor the Company's operations. Please refer to Note P in the Consolidated Financial Statements within CNA's Annual Report on Form 10-K for the year ended December 31, 2014 for further discussion of this measure.

Property & Casualty Operations' net operating income was $264 million for the first quarter of 2015 as compared with $219 million in the prior year quarter. This increase was driven by improved current accident year underwriting results as well as higher net investment income. Catastrophe losses for the first quarter of 2015 were $19 million after tax as compared with $48 million after tax in the prior year quarter, primarily due to U.S. weather-related events.
After-tax net investment income improved to $394 million for the first quarter of 2015 as compared with $371 million in the prior year quarter. This increase was driven by limited partnerships, which returned 3.9% as compared with 2.7% in the prior year quarter.
Net income in the prior year quarter included Loss from discontinued operations, net of tax, of $207 million related to Continental Assurance Company, our former life insurance subsidiary, which was sold in the third quarter of 2014.
Property & Casualty Operations
“Our Property & Casualty operations continue to show improving accident year profitability,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation. “While we are pleased that decreased catastrophe activity and strong investment income contributed positively to our results, our primary focus remains improving the underlying loss ratio.”

	Results for the Three Months Ended March 31
($ millions)	2015	2014
Net written premiums	$1,669	$1,767
NWP change (% year over year)	(6)%	(1)%
Net operating income	$264	$219
Net income	269	235

Loss ratio excluding catastrophes and development	62.3%	63.9%
Effect of catastrophe impacts	1.9	4.5
Effect of development-related items	0.3	(0.1)
Loss ratio	64.5%	68.3%

Combined ratio	98.9%	101.6%
Combined ratio excluding catastrophes and development	96.7%	97.2%

Business Operating Highlights
Specialty

	Results for the Three Months Ended March 31
($ millions)	2015	2014
Net written premiums	$698	$713
NWP change (% year over year)	(2)%	(2)%
Net operating income	$135	$129
Net income	138	137

Loss ratio excluding catastrophes and development	62.2%	63.3%
Effect of catastrophe impacts	1.1	1.6
Effect of development-related items	(0.2)	(1.0)
Loss ratio	63.1%	63.9%

Combined ratio	94.6%	94.1%
Combined ratio excluding catastrophes and development	93.7%	93.5%

•
The combined ratio increased 0.5 points for the first quarter of 2015 as compared with the prior year quarter. The loss ratio improved 0.8 points due to an improved current accident year loss ratio, partially offset by less favorable net prior year development. The expense ratio increased 1.3 points for the first quarter of 2015 as compared with the prior year quarter, primarily driven by increased underwriting expenses.

•
Net written premiums for the first quarter of 2015 declined $15 million from the prior year period, primarily due to lower retention. Average rate increased 2% for the policies that renewed in the first quarter of 2015 while achieving retention of 84%.

Commercial

	Results for the Three Months Ended March 31
($ millions)	2015	2014
Net written premiums	$759	$807
NWP change (% year over year)	(6)%	(3)%
Net operating income	$120	$74
Net income	121	82

Loss ratio excluding catastrophes and development	64.1%	67.2%
Effect of catastrophe impacts	2.8	8.4
Effect of development-related items	—	1.5
Loss ratio	66.9%	77.1%

Combined ratio	103.3%	111.3%
Combined ratio excluding catastrophes and development	100.5%	101.4%

•	Net operating income increased $46 million for the first quarter of 2015 as compared with the prior year quarter due to improved underwriting results.

•
The combined ratio improved 8.0 points for the first quarter of 2015 as compared with the prior year quarter. The loss ratio improved 10.2 points, primarily due to an improved current accident year loss ratio. Catastrophe losses were $19 million, or 2.8 points of the loss ratio, for the first quarter of 2015 as compared with $60 million, or 8.4 points of the loss ratio, for the prior year quarter. The expense ratio increased 2.1 points for the first quarter of 2015 as compared with the prior year quarter, primarily due to the unfavorable effect of lower net earned premiums.

•
Net written premiums decreased $48 million for the first quarter of 2015 as compared with the prior year quarter, primarily driven by underwriting actions taken in certain business classes and a lower level of new business, reflecting competitive market conditions, partially offset by positive rate and higher retention. Average rate increased 3% for the policies that renewed in the first quarter of 2015 while achieving a retention of 76%.

International

	Results for the Three Months Ended March 31
($ millions)	2015	2014
Net written premiums	$212	$247
NWP change (% year over year)	(14)%	15%
Net operating income	$9	$16
Net income	10	16

Loss ratio excluding catastrophes and development	56.7%	55.8%
Effect of catastrophe impacts	1.3	1.2
Effect of development-related items	2.7	(2.8)
Loss ratio	60.7%	54.2%

Combined ratio	98.3%	93.5%
Combined ratio excluding catastrophes and development	94.3%	95.1%

•
Net operating income decreased $7 million for the first quarter of 2015 as compared with the prior year quarter, primarily due to the lower level of net earned premiums. Reinsurance commutations in the first quarter of 2014 reduced ceded losses from prior years and resulted in a release of the related allowance for uncollectible reinsurance.

•
The combined ratio increased 4.8 points for the first quarter of 2015 as compared with the prior year quarter. The loss ratio increased 6.5 points, due to the unfavorable effect of net prior year development and a higher current accident year loss ratio. The prior year quarter benefited from the favorable impact of commutations. The expense ratio improved 1.7 points due to decreased expenses, partially offset by the unfavorable effect of lower net earned premiums.

•
Net written premiums decreased $35 million for the first quarter of 2015 as compared with the prior year quarter. The decrease was primarily driven by the unfavorable effect of foreign currency exchange rates, unfavorable premium development at Hardy and the 2014 termination of a managing general underwriter relationship in Canada. Average rate decreased 1% for the policies that renewed in the first quarter of 2015 while achieving a retention of 76%.

Life & Group Non-Core

	Results for the Three Months Ended March 31
($ millions)	2015	2014
Total operating revenues	$326	$315
Net operating loss	$(17)	$(2)
Net income (loss)	(14)	8

•	Net operating loss increased $15 million for the first quarter of 2015 as compared with the prior year quarter. The increase was driven by unfavorable morbidity in our long term care business.

Corporate & Other Non-Core

	Results for the Three Months Ended March 31
($ millions)	2015	2014
Interest expense	$39	$44
Net operating loss	(22)	(27)
Net loss	(22)	(23)

•	Results in 2015 included lower interest expense due to the maturity of higher coupon debt in the fourth quarter of 2014.

About the Company
Serving businesses and professionals since 1897, CNA is the country's eighth largest commercial insurance writer and the 13th largest property and casualty company.  CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages.  CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. “CNA” is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the “CNA” service mark in connection with insurance underwriting and claims activities.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 551-9020, or for international callers, (719) 457-2638. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details. A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available through May 11, 2015 by dialing (888) 203-1112, or for international callers, (719) 457-0820. The replay passcode is 5337219. The replay will also be available on CNA's website. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting Robert Tardella at 312-822-4387.
Definition of Reported Segments
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
Commercial works with an independent agency distribution system and a network of brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations.
International provides property and casualty insurance and specialty coverages in Canada, the United Kingdom and Continental Europe as well as globally through its operations at Lloyd’s of London.
Life & Group Non-Core primarily includes the results of the individual and group long term care businesses that are in run off.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.
Financial Measures
In the evaluation of the results of Specialty, Commercial and International, management utilizes the loss ratio, the expense ratio, the dividend ratio and the combined ratio. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP.  For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

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